PATTON PLACE
LIMITED PARTNERSHIP

FINANCIAL STATEMENTS
AND SUPPLEMENTAL INFORMATION

DECEMBER 31, 2006

PATTON PLACE LIMITED PARTNERSHIP
FINANCIAL STATEMENTS

TABLE OF CONTENTS

MEYERS BROTHERS KALICKA, P.C.
CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS CONSULTANTS

INDEPENDENT AUDITORS' REPORT

To the Partners of
Patton Place Limited Partnership

We have audited the accompanying balance sheet of Patton Place Limited Partnership as of December 31, 2006, and the related statements of operations, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patton Place Limited Partnership as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental information included in this report is presented for the purpose of additional analysis and is not a required part of the basic financial statements of the Partnership. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

Meyers Brothers Kalicka, P.C.

Holyoke, Massachusetts
March 5, 2007

330 Whitney Avenue, Suite 800 • Holyoke, Massachusetts 01040
telephone 413-536-8510 • facsimile 413-533-8399

55 Federal Street, P.O. Box 628 • Greenfield, Massachusetts 01302
telephone 413-774-7555 • facsimile 413-774-7244

www.meyerskalicka.com

PATTON PLACE LIMITED PARTNERSHIP

BALANCE SHEET
DECEMBER 31, 2006

ASSETS

Current assets	
Cash	$ 14,682
Tenants' rents receivable	1,187
Tenants' rents subsidies receivable	6,520
Total current assets	22,389
Tenants' security deposits held in trust	3,188
Restricted deposits and funded reserves	
Reserve for replacements	389
Total restricted deposits and funded reserves	389
Rental property, at cost	
Land	56,015
Building and improvements	1,790,996
	1,847,011
Less - accumulated depreciation	(752,255)
Rental property, net	1,094,756
Total assets	$ 1,120,722

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities	
Mortgage note payable	$ 714,970
Accounts payable - operations	720
Accounts payable - affiliates	29,620
Accrued mortgage interest payable	5,294
Accrued expenses - other	8,500
Prepaid rents	1,930
Total current liabilities	761,034
Tenants' security deposits liability	2,987
Long term liabilities	
Operating deficit loans - general partners	73,167
Due to affiliate	14,000
Total long term liabilities	87,167
Total liabilities	851,188
Partners' capital	269,534
Total liabilities and partners' capital	$ 1,120,722

The accompanying notes are an integral part of these financial statements.

PATTON PLACE LIMITED PARTNERSHIP

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

Income	
Rental income	$ 213,044
Less - vacancy losses	1,254
	211,790
Interest income	102
Other income	1,093
Total income	212,985
Expenses	
Administrative	25,023
Utilities	45,188
Management fee - affiliate	10,590
Operating and maintenance	24,165
Taxes	19,728
Insurance	8,216
Interest	66,997
Depreciation	44,965
Total expenses	244,872
Net loss	$ (31,887)

The accompanying notes are an integral part of these financial statements.

PATTON PLACE LIMITED PARTNERSHIP

STATEMENT OF PARTNERS' CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 2006

	General Partners	Investment Limited Partner	Total
Balance (deficiency), January 1, 2006	$ (10,623)	$ 312,044	$ 301,421
Net loss	(319)	(31,568)	(31,887)
Balance (deficiency), December 31, 2006	$ (10,942)	$ 280,476	$ 269,534
Percentage interest	1%	99%	100%

The accompanying notes are an integral part of these financial statements.

PATTON PLACE LIMITED PARTNERSHIP

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2006

Cash flows from operating activities	
Net loss	$ (31,887)
Adjustments to reconcile net loss to net cash provided by operating activities:	
Depreciation	44,965
Changes in:	
Tenants' rents receivable	79
Tenants' rent subsidies receivable	(4,476)
Prepaid insurance	254
Accounts payable	(61)
Accounts payable - affiliates	19,660
Accrued expenses	4,500
Prepaid rents	523
Tenants' security deposits held in trust	(8)
Tenants' security deposits liability	(65)
Net cash provided by operating activities	33,484
Cash flows from investing activities	
Purchase of rental property	(2,602)
Reserve for replacements funded, including interest earned	(3,515)
Reserve for replacement releases	11,829
Net cash provided by investing activities	5,712
Cash flows from financing activities	
Payments on mortgage note payable	(39,850)
Proceeds from long-term debt	14,000
Net cash used by financing activities	(25,850)
Net increase in cash	13,346
Cash, beginning of year	1,336
Cash, end of year	$ 14,682
Supplemental cash flow information	
Cash paid during the year for interest	$ 66,984

The accompanying notes are an integral part of these financial statements.

1. **ORGANIZATION:**

Patton Place Limited Partnership (the "Partnership") was organized as a Massachusetts Limited Partnership on December 19, 1989, and was formed to acquire an affordable residential apartment complex consisting of 24 units located in Springfield, Massachusetts (the "Property"). The Project is currently operating under the name Patton Street Apartments. The Partnership Agreement was last amended and restated on February 9, 1990.

2. **SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:**

Method of accounting
The financial statements of the Partnership have been prepared on the accrual basis of accounting, consistent with accounting principles generally accepted in the United States of America.

Rental income
Rental income is recognized under the operating method as rents become due. Rental payments received in advance are deferred until earned. Residential units are principally on short-term leases.

Tenants' rents and subsidies receivable
On a periodic basis, the Partnership evaluates its receivable balances and establishes an allowance for doubtful accounts. Tenant rent allowances are based upon tenant account balances greater than 60 days outstanding. Rent subsidy allowances are based upon tenant move-out dates. For the year ended December 31, 2006, no allowance was deemed necessary by management.

A tenant receivable is considered past due if payments have not been received by the Partnership within 11 days. At that time, the Partnership issues a 14-day notice of eviction to the tenant concerning past due rents. If collection does not occur after the 14-day period, court proceedings begin. Accounts are written off as uncollectible if no payments are received at the conclusion of these procedures.

A subsidy receivable is considered past due if payments have not been received by the Partnership within 30 days. At that time, the Partnership contacts the appropriate agency and attempts to collect the subsidy payments. Accounts are written off as uncollectible if no payments are received at the conclusion of these procedures.

Rental property
Rental property is recorded at cost less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives of 40 years for buildings and improvements using the straight-line method. Depreciation expense for the year ended December 31, 2006 totaled $44,965.

Improvements to rental property are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations.

Income taxes
Federal and state income taxes are not included in the accompanying financial statements because these taxes, if any, are the responsibility of the individual Partners.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

3. PARTNERS' CAPITAL CONTRIBUTIONS:

The General Partners of the Partnership are Mark A. Berezin, Herbert G. Berezin, and Stephen L. Berezin. As of December 31, 2006, the General Partners have made aggregate capital contributions of $300.

The Investment Limited Partner of the Partnership is American Tax Credits II, L.P. As of December 31, 2006, the Investment Limited Partner has made capital contributions of $794,044.

4. ALLOCATION OF BENEFITS:

In accordance with the Partnership Agreement, as last amended, all profits and losses from operations and tax credits are allocated as follows:

Investment Limited Partner	99.0%
General Partners	1.0%
	100.0%

Distributable cash flow is defined in the Partnership Agreement, as last amended, to include all profits and losses of the Partnership from operating activities subject to various adjustments.

Distributable cash flow from operations shall be applied, subject to governmental agency and lender approvals (if required), as follows (all terms are as defined in the Partnership Agreement):

(a) First, to the repayment of any Operating Deficit Loans, but only from 50% of distributable cash flow in any given year;

(b) Second, to the payment of any accrued and unpaid Partnership administration fees, but only to the extent of 50% of the remaining distributable cash flow in such year; and;

(c) Third, the balance thereof shall be distributed 99% to the Investment Limited Partner and 1% to the General Partners.

4. ALLOCATION OF BENEFITS: (CONTINUED)

Distributable cash flow from operations shall be determined separately for each fiscal year and shall not be cumulative. In addition, the distribution of cash flow from operations shall be limited to surplus cash available for distribution as that term is defined in the Partnership Agreement. Further, to the extent that the Partnership does not distribute at least $5,000 to the Investment Limited Partner in any year, whether from cash flow or otherwise, the General Partners are required to pay, or cause the Project's management agent to pay, the Investment Limited Partner an amount equal to such shortfall but limited to the lesser of $2,500 per year or .20% of the Investment Limited Partner's gross capital contributions ($1,588). Any amounts paid by the General Partners pursuant herewith are to be treated as Operating Deficit Loans to the Partnership. The Partnership has distributed a cumulative amount of $7,500 to the Investment Limited Partner toward a total requirement of $31,414 through December 31, 2006.

Profits and loss from capital transactions are allocated to the partners as defined in the Partnership Agreement.

5. MORTGAGE NOTE PAYABLE:

The mortgage note payable consists of a bank note in the original amount of $1,023,000, dated March 31, 1988. The loan is currently being serviced by GMAC Commercial Mortgage Corporation (GMAC). The note is secured by the real estate and related personal property of the Partnership and an assignment of leases. Interest is currently payable on the note at a rate which, per the note agreement, is 1% over the lender's prime interest rate (8.25% at December 31, 2006). The Partnership has the option to change the interest rate to a fixed interest rate at any time subsequent to the first conversion date (April 1, 1989), as defined in the loan agreement. The fixed rate of interest is defined as the rate that is equal to 2.5% per annum above the three year Treasury Bill rate in effect for the week ending prior to a conversion date, as defined. If a fixed rate is elected by the Partnership, such rate will be in effect for a term of three years after which time the rate will, unless fixed for another three year term, revert back to a variable rate, which is 1% over the lender's prime rate. The liability of the Partnership under the mortgage note is limited to the underlying value of the real estate collateral.

Monthly installments of principal on the note are determined and payable based upon formulas specified in the loan agreement. The formulas vary depending upon whether a variable or fixed rate of interest is currently in effect. As of December 31, 2006, the Partnership is making monthly principal payments of $3,321. The note matures on April 1, 2019. However, the lender had the right to demand repayment of the loan in full as of March 31, 2003. The mortgage note may be prepaid in whole or in part at any time without a prepayment penalty, an option which is being considered by management.

The lender has the right to demand payment, but if no demand is made, the aggregate principal maturities on the mortgage loan total $39,850 for the next five years.

6. RENTAL HOUSING ASSISTANCE AGREEMENTS:

The Partnership has two contracts with the Executive Office of Communities & Development/Housing Allowance Project, Inc., DBA Hampden Hampshire Housing Partnership (the "Housing Authority"), to receive HUD Section 8 rental assistance funds for the benefit of qualified tenants. The program restricts assistance to those tenants who meet certain HUD established criteria including maximum income limitations. The Housing Authority is responsible for determining tenant eligibility for participation in the program. The Housing Assistance Payments ("HAP") contracts were renewed for the current year, and cover all 24 apartment units and expire between October 14, 2007 and November 14, 2007. Currently, management anticipates annual renewal of the subsidy contracts. During the year ended December 31, 2006, rental assistance income recognized under the contracts amounted to $171,437, which represented 80% of total rental income.

Pursuant to the HAP contracts, the Partnership is required to make monthly deposits into a replacement reserve account. During 2006, the Partnership made replacement reserve deposits in the monthly amount of $287.

7. TRANSACTIONS WITH RELATED PARTIES:

As of October 1, 2006, the management agreement with Marken Properties, Inc. ("Marken"), an affiliate which has ownership in common with the General Partner, was terminated. Mount Holyoke Management, LLC, an affiliate which also has ownership in common with the General Partner, took over management of the property. There is currently no signed agreement between the two parties. However, Mount Holyoke Management, LLC is operating under the same terms of the previous agreement. The staff and processes at Mount Holyoke Management, LLC are substantially the same as the previous agent.

The management agents receive a base management fee from the Property calculated at 5% of gross revenues. Also, personnel working at the project site are employees of the management agents and therefore the Project reimbursed them for the actual salaries and related benefits, as reflected in the accompanying financial statements. Expenses paid to Marken and Mount Holyoke Management, LLC consisted of the following for the year ended December 31, 2006:

Management fees	$	10,590
Salaries and related benefits		22,708
Accounting and data processing fees		1,584

Amounts payable to Marken for the above expenses amounted to $2,045 at December 31, 2006. Amounts payable to Mount Holyoke Management, LLC for the above expenses amounted to $1,516 at December 31, 2006.

The Partnership purchases capital equipment and various operating and maintenance supplies and services as well as its fuel oil and heating service contract from companies affiliated through common ownership with the General Partners. Expenses paid to these affiliates consisted of the following for the year ended December 31, 2006:

Supplies	$	2,266
Maintenance and repairs		1,410
Fuel		25,185

7. TRANSACTIONS WITH RELATED PARTIES: (CONTINUED)

Amounts payable to affiliates for the above expenses amounted to $26,059 at December 31, 2006.

Marken advanced the Property funds throughout the year. Amounts due at December 31, 2006 related to these advances totaled $14,000. The advances are non-interest bearing and unsecured.

The Partnership Agreement provides for a Partnership administration fee payable to the General Partners for their services in connection with administering and directing the business of the Partnership. The fee is in an annual amount of 50% of distributable cash flow from operations remaining each year after payment with respect to any Operating Deficit Loans, but in no event greater than $50,000 per year. The fee is solely payable from distributable cash flow from operations. No fees were accrued or paid in 2006.

Pursuant to provisions of the Partnership Agreement, Partnership administration fees earned have been applied by the General Partners, toward meeting their Operating Deficit Loans funding requirement (see below) through February 9, 2005. Accordingly, the Partnership has no remaining liability to the General Partners for Partnership administration fees at December 31, 2006.

The Partnership Agreement provides for the advancing of funds to the Partnership by the General Partners in the event that the Partnership incurs operating deficits, as defined in the Agreement. Such advances ("Operating Deficit Loans") were required to be made for the fifteen-year period through February 9, 2005. Pursuant to the Partnership Agreement, such advances shall be treated as subordinated loans payable, without interest, from 50% of distributable cash flow from operations in any fiscal year or from the proceeds of a capital transaction. The cumulative Operating Deficit Loans funding requirement through December 31, 2006 amounted to $75,734, of which the General Partners have funded $73,167.

8. CONCENTRATIONS:

Subsidized multifamily real estate

The Partnership's operations are concentrated in the multifamily real estate market. In addition, the Partnership operates in a heavily regulated environment. The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies, including, but not limited to, HUD. Such administrative directives, rules and regulations are subject to change by an act of Congress or an administrative change mandated by HUD. Such changes may occur with little notice or inadequate funding to pay for the related costs, including the additional administrative burden, to comply with a change. The Project may not increase rents charged to tenants without approval.

9. RECONCILIATION TO TAXABLE INCOME:

A reconciliation of financial statement net loss to net loss per the tax return of the Partnership for the year ended December 31, 2006 is as follows:

Net loss per financial statement	$	(31,887)
Adjustments:		
Excess of tax depreciation over book depreciation		(25,129)
Excess tax amortization over book amortization		(342)
IRC § 1017 adjustment		55,048
Net loss per tax return	$	(2,310)

SUPPLEMENTAL INFORMATION

PATTON PLACE LIMITED PARTNERSHIP

SCHEDULES OF ADMINISTRATIVE, UTILITIES, OPERATING AND MAINTENANCE, TAXES, INSURANCE AND INTEREST EXPENSES FOR THE YEAR ENDED DECEMBER 31, 2006

See Independent Auditors' Report

Administrative expenses		
Office salaries	$	4,247
Employee benefits		843
Audit		14,400
Telephone		216
Office expense		225
Data processing fees/bank charges		2,439
Miscellaneous other		331
Bad debt expense		2,322
Total administrative expenses	$	25,023
Utilities		
Fuel oil	$	31,410
Electricity		4,572
Water and sewer		9,206
Total utilities	$	45,188
Operating and maintenance expenses		
Maintenance salaries	$	12,543
Janitorial wages		1,955
Employee benefits		1,310
Trash removal		2,139
Exterminating		89
Cleaning supplies		201
Snow removal		265
HVAC repairs and maintenance		1,277
Repairs material		3,961
Decorating supplies and contract		425
Total operating and maintenance expenses	$	24,165
Taxes		
Real estate taxes	$	17,918
Payroll taxes		1,810
Total taxes	$	19,728
Insurance expense		
Property and liability	$	8,216
Total insurance expense	$	8,216
Interest expense		
Interest on mortgage	$	66,984
Other interest		13
	$	66,997